77C: Submission of matters to a vote of security holders

At an annual meeting of all shareholders of Enhanced Government Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To elect Robert C. Doll, Jr., James T. Flynn, W. Carl Kester, David O. Beim and Karen P. Robards to the Board of Directors to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Withheld from Voting

Robert C. Doll, Jr.

6,563,667

400,024

James T. Flynn

6,564,598

339,093

W. Carl Kester

6,562,392

401,299

David O. Beim

6,561,392

402,299

Karen P. Robards

6,560,241

403,450

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 2, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

5,571,081

162,331

308,736

921,543

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

5,563,956

166,552

311,640

921,543